Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134

The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com

BISYS® PROVIDES UPDATE ON SEC INVESTIGATIONS
- Management Announces Corrective Actions -

NEW YORK, N.Y. (April 19, 2005) — As previously disclosed, the Securities and Exchange Commission (the “SEC”) is investigating certain practices in the Company’s mutual fund services business. The Company believes that the SEC’s investigation relates to the structure and accounting for certain arrangements pursuant to which the Company agreed with the advisers of certain U.S. mutual funds to use a portion of the fees paid to the Company by the mutual fund to pay for, among other things, expenses relating to the marketing and distribution of the fund shares, to make payments to certain advisers, and to pay for certain other expenses. The Company has identified to the SEC a number of such arrangements, all of which were entered into prior to December 2003 and have since been terminated or are in the process of being terminated. The Company is continuing to cooperate in the SEC’s investigation, including by providing information and documents and making employees available for interviews and/or testimony. The Company has retained the law firm of Wilmer Cutler Pickering Hale and Dorr LLP to perform a review of the matters being investigated by the SEC, to assist the Company in responding to the information requests and subpoenas issued by the SEC, and to represent the Company before the SEC.

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In addition, the Audit Committee of the Company’s Board of Directors has commenced an investigation into the facts and circumstances surrounding the funds services arrangements described above, along with any additional relevant matters which may come to its attention in the course of the investigation, and has retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP to assist in this investigation. The Audit Committee will attempt to complete the investigation promptly. In the event the investigation is not completed prior to the May 10, 2005 due date for its 3rd quarter Form 10-Q, the Company may not be in a position to file its 3rd quarter Form 10-Q by such time.

Russ Fradin, BISYS’ President and CEO, said, “As I have stated before, we take matters of this type very seriously. We will continue to aggressively address the issues raised by the investigations, with the dual objectives of complete cooperation with the regulatory authorities and the proactive implementation of appropriate procedures to address any issues identified.”

While the reviews are continuing, the Board of Directors and the Company’s current senior management are addressing these matters in the following manner:

•	The Company has terminated or is in the process of terminating the arrangements with mutual fund advisers described above;

•	A special committee of the Board has been appointed to assess appropriate personnel actions;

•	The Company is implementing revised procedures regarding distribution and administration arrangements with its mutual fund clients;

•	The Company has commenced enhanced training programs for relevant personnel; and

•	The Company has kept and will continue to keep the SEC fully informed concerning the status of its internal reviews.

The Company will implement additional measures as appropriate.

In addition, as previously disclosed, the SEC is also investigating the facts and circumstances related to the restatement of the Company’s prior period financial results which the Company completed in August

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2004. The Company is continuing to cooperate in the investigation, including by providing information and documents and making employees available for interviews and/or testimony. The Company understands that representatives of the United States Attorney’s Office for the Southern District of New York have attended interviews that have taken place. The Company has retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to assist the Company in responding to the information requests and subpoenas issued by the SEC and to represent the Company in this matter.

At this time, the Company cannot predict the results of the SEC investigations. If the SEC determines that the Company, its current or former employees, officers or directors have violated the federal securities laws or the SEC’s rules and regulations, the Company could be subject to SEC enforcement actions, including potential fines and penalties, which could have a material adverse effect on the Company’s results of operations or financial condition. A significant portion of the increase in the Company’s general and administrative expenses over the nine months ended March 31, 2005, is attributable to fees and expenses associated with cooperating with these investigations. The Company expects these increased expenditures to continue as the SEC’s investigations proceed.

The Company is currently planning to host its quarterly webcast and conference call at 8:30AM EDT on Wednesday, April 27, 2005.

About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission.

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